Exhibit 99.01

Press Release
www.shire.com

Shire Purchases Strategic Site in Massachusetts
Transaction Allows Company to Continue its Growth

Lexington, MA, US – June 30, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced its purchase of the Lexington Technology Park campus in Lexington, Massachusetts. The purchase signifies an investment in the growth of its Human Genetic Therapies (HGT) business, which focuses on the discovery, development, and manufacturing of treatments for rare genetic diseases.

Shire had previously leased three buildings on the 96 acre campus, and owns the parcel of land on the site where its new 200,000 square foot manufacturing plant is located. The purchase agreement is for the remaining land, including the three existing buildings comprising 280,000 square feet. Through the acquisition, Shire gains ownership of an additional 570,000 square feet of expansion potential available under the current permit, including 170,000 square feet already under construction. The purchase is value enhancing compared to the current lease agreement and has no material earnings impact. The $165 million cash purchase price will be settled during Q2 2010.

 “We are delighted to increase our presence in Massachusetts, which is one of the world’s foremost centers for the biomedical and biopharmaceutical industry,” said Sylvie Grégoire, President of Shire Human Genetic Therapies. “Shire currently employs 1,000 people in the Commonwealth. This strategic purchase will allow our company greater flexibility as we grow, and enable us to remain focused on the research, development and manufacture of therapies for those suffering from rare diseases.”

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 781 482 0999
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Jessica Cotrone (North America, HGT)	+1 781 482 9538

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.